ASA Gold and Precious Metals Limited 8-K

Exhibit 99.2

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 1, 2024	Amy D. Roy
T +1 617 951 7445
amy.roy@ropesgray.com

BY E-MAIL

Lori Marks-Esterman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Re:	ASA Gold and Precious Metals Limited

Dear Ms. Marks-Esterman:

We represent Mary Joan Hoene and William Donovan (the “Legacy Directors”) in their capacities as directors of ASA Gold and Precious Metals Limited (“ASA” or the “Company”) and as members of the Litigation Committee (the “Litigation Committee”) and the Rights Plan Committee (the “Rights Plan Committee”) of the Board of Directors (the “Board”) of the Company. I write in response to your letter of October 14, 2024 (the “October 14 Letter”) addressed to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as it relates to the Legacy Directors. We understand that Skadden has separately responded to the October 14 Letter as it relates to that firm’s representation of the Company.

The October 14 Letter’s assertions of purported “misconduct” by the Legacy Directors are wholly unfounded, and we reject them categorically. The allegations are premised on many factual mischaracterizations and basic disregard for the governance requirements for a closed-end fund registered under the Investment Company Act of 1940 (the “ICA”) and the record of the Legacy Directors’ efforts to engage with the New Directors on the latter’s views about the Company. The Legacy Trustees have always acted in good faith and in a manner they reasonably believe to be in the best interest of the Company and its shareholders, including taking actions they reasonably believe are necessary to ensure the Company’s compliance with the ICA and other laws.

Lori Marks-Esterman, Esq.	- 2 -	November 1, 2024

First, as explained in the litigation captioned Saba Capital Master Fund, Ltd. v. ASA Gold and Precious Metals, Ltd., No. 24-cv-690 (SDNY) (the “Litigation”), the Legacy Directors reasonably believe that the efforts of Saba Capital Management, L.P. (“Saba”) to gain control of the Board in furtherance of its closed-end fund “arbitrage” strategy – and its apparent goal of replacing Merk Investments LLC (“Merk”) and most likely becoming ASA’s investment adviser – are contrary to the best interests of the Company and its shareholders. At least one court has already recognized that Saba’s short-term arbitrage profit-taking is detrimental to the objectives of long-term fund shareholders, and that closed-end fund board members have legitimate business reasons for adopting measures to protect long-term shareholders from harm caused by Saba’s strategy.1 Consistent with these views, when Saba accumulated a significant minority position in ASA’s outstanding shares, nominated a slate of candidates to the Board, and stated its belief that ASA should terminate its current investment adviser, the then-board (including the Legacy Directors) determined it was in the best interests of the Company and its shareholders to adopt a limited-duration shareholder rights plan in December 2023. As described at length in the Litigation briefing, a key goal of the rights plan in the face of Saba’s effort to gain creeping control of the Company was to create an incentive for Saba to negotiate with the Board regarding the future of the Company, to protect the interests of all shareholders and ASA’s strategic focus on long-term capital appreciation in the global gold-mining industry. For similar reasons, the then-board adopted a new plan in April 2024 and established by board resolution the Rights Plan Committee. When the Legacy Directors, acting as the Rights Plan Committee, adopted a new plan in August 2024, it was likewise based upon the Legacy Directors’ reasonable business judgment that Saba’s efforts to gain control of the Board are adverse to the interests of the Company and its shareholders considering the detrimental impact of Saba’s short-term arbitrage strategy on other investors. The Legacy Directors have accordingly followed up on these steps with efforts to engage with the New Directors to learn their views and explore whether reasonable compromise could be reached. Contrary to the assertions in the October 14 Letters, none of these actions was taken to “entrench and empower” the Legacy Directors.

Neither the Rights Plan Committee nor the Litigation Committee is a “sham” committee as claimed in the October 14 Letter. Each committee was validly established by resolution of the then-board in April 2024 pursuant to Bye-law 71 of the Company’s Amended and Restated Bye-laws (the “Bye-laws”) following considerable evaluation of the purpose of and need for such committees – i.e., to reasonably and legitimately protect all shareholders’ interests. Each committee will remain in existence and is authorized to act under its delegated authority unless and until a majority of the current Board (or a future one) votes to dissolve it or otherwise change the authority delegated to it. The fact that your clients, current directors Paul Kazarian and Ketu Desai (together, the “New Directors”), may disagree with certain of the actions taken by the Committees does not in any way call into question their validity or their delegated authority to act on behalf of the Board and the Company. Nor does the fact that the views of the Board appear to be evenly divided on the continuation of the Committees undermine their validity in any way, given that previously-adopted measures will remain in place under Bye-law 72 in the event of an evenly-divided vote on a proposal to rescind it. Under these circumstances, there is simply no basis to accuse the Legacy Directors of “manipulation of the Company’s corporate machinery” as claimed in the October 14 Letter. These allegations amount to an aggressive and unfounded effort to eliminate by threat legitimate and necessary oversight.

1 In granting partial summary judgment against Saba in connection with its claim for breach of fiduciary duty against certain Eaton Vance closed-end funds and their independent trustees, a Massachusetts Superior Court found that the “Trustees had a legitimate business reason for their action … that the purpose of the Bylaw Amendments was to protect Funds’ retail shareholders from the harm they perceived that activist hedge funds like Saba could cause if they gained a concentrated minority of shares, forced short-term liquidity events, and thereby threatened retail investors’ interest in the Funds and the Funds’ viability” as long-term investment vehicles. Eaton Vance Senior Income Tr. v. Saba Cap. Master Fund, Ltd., No. 2084CV01533-BLS2, 2023 WL 1872102, at *11 (Mass. Super. Ct. Jan. 21, 2023). In its trial ruling rejecting Saba’s challenge to a majority-of-outstanding-shares voting standard, the court found that “Saba’s activist objectives are generally inconsistent with the Funds’ investment objectives. The goal of monetizing the discount to [net asset value] differs from the goal of managing a stable pool of assets for a steady income stream over a long period of time.” Findings of Fact, Conclusions of Law, and Order for Judgment, Eaton Vance Senior Income Tr. v. Saba Cap. Master Fund, Ltd., No. 2084CV01533-BLS2, slip op. at 13 (Mass. Super. Ct. Oct. 21, 2024).

Lori Marks-Esterman, Esq.	- 3 -	November 1, 2024

To the contrary, it is the New Directors who are transparently attempting to utilize their Board positions to further particular interests – namely, Saba’s arbitrage agenda and its apparent goal of replacing Merk and most likely becoming ASA’s investment adviser (to provide itself a fee revenue stream, as it has done in other closed-end funds) – rather than protecting the best interests of the Company and all of its shareholders. As the New Directors are aware, several important fund governance actions will be required in the coming weeks and months for the Company to continue ordinary operations and to remain in compliance with the ICA and other laws, including without limitation the scheduling of the Company’s Annual General Meeting (“AGM”); the determination of Board nominees; the issuance of the Company’s proxy statement in connection with the AGM; the approval of the continuance of the existing investment advisory agreement or a new advisory agreement; and disclosure of material developments in connection with potential disagreements among the directors. Given the unique circumstance of a board with evenly divided views on some or all of these issues, the Legacy Directors have attempted to initiate a good faith dialogue with the New Directors on these issues in an effort to find a path to compromise. This was the purpose of the talking points circulated by the Corporate Secretary in advance of the September 25, 2024 Board meeting – to provide a potential structure for discussion purposes at the Board meeting as to how compromise on the upcoming governance actions might be reached. In fact, it was suggested that the Board continue to review and consider the elements of the proposal and be prepared for discussion at the next Board meeting, in October. The New Directors declined even to engage in such a discussion, and the October 14 Letter now mischaracterizes the circulation of the talking points as an “ambush” – which is demonstrably inaccurate.

The Legacy Directors are gravely concerned that the New Directors, based on their actions to date, are unwilling to participate in good faith exploration of potential compromise on the governance actions that are necessary for the Company to remain in ordinary operation and comply with applicable laws (e.g., AGM, nominees, proxy statements, advisory agreement). Nevertheless, the Legacy Directors remain willing and anxious to keep trying, as they believe there is a path to a timely compromise on these questions, even acknowledging that disagreements will likely remain over other issues such as the continuation of the Litigation Committee and Rights Plan Committee. There is still time to reach agreement on the necessary governance actions before the Company is put at unnecessary risk of violating the law and being unable to continue ordinary operations.

Lori Marks-Esterman, Esq.	- 4 -	November 1, 2024

On a related but separate note, the Legacy Directors believe there is an urgent legal requirement for the Company to make disclosure public on Form 8-K about the potential inability of the Board to reach agreement on the governance actions discussed above. Although they remain hopeful agreement can be reached on these matters, they must acknowledge there is no guarantee it will be. The Legacy Directors thus believe the present risk of a negative outcome, including the consequences of the Company violating the law and/or having to cease ordinary operations (for instance, if the continuance of the existing advisory agreement or a new advisory agreement is not approved by the Board prior to the expiration of the current term of the advisory agreement in [March] 2025), is information material to shareholders and potential shareholders that must be publicly disclosed. We understand that in recent discussions on this topic, counsel to the New Directors have asserted that no such disclosure is necessary or, in the alternative, that a detailed recitation of the New Directors’ allegations discussed above should be included (and presumably the Legacy Directors’ responses thereto). We ask the New Directors and their counsel to reconsider this position, including that a likely Board impasse on these critical matters is not material to an investment in the Company’s shares at this point requiring disclosure.2 Shareholders should be made aware of the Board’s potential inability to reach agreement, but there is no need for disclosure of the parties’ respective positions underlying the disagreement. We have attached for consideration some potential language for a Form 8-K disclosure.

We look forward to hearing from you, and to working with you in what we believe can be a productive manner going forward.

Very truly yours,

Amy D. Roy

cc:	Robert A. Skinner
George M. Silfen
Jennifer Gonzalez

2 See, e.g., Section 202.05 of the New York Stock Exchange Listed Company Manual (“A listed company is expected to release quickly to the public any news or information which might reasonably be expected to materially affect the market for its securities. This is one of the most important and fundamental purposes of the listing agreement which the company enters into with the Exchange.”). In addition, we point out that Regulation FD generally requires the Fund to disclose publicly any material nonpublic information that the Fund or persons acting on its behalf (e.g., directors) has disclosed to various categories of recipients, including shareholders (e.g., Saba) where it is reasonably foreseeable that the shareholder will purchase or sell the Fund’s securities on the basis of the information.

Lori Marks-Esterman, Esq.	- 5 -	November 1, 2024

Potential 8-K language for discussion

The Board of Directors (the “Board”) of ASA Gold and Precious Metals Limited, a Bermuda limited liability company (the “Fund”), is comprised of four members. Two directors were initially elected in April 2024 upon the nomination of Fund shareholders, and two directors were reelected in April 2024 upon the nomination of the then-constituted Fund Board. There is a risk that the Board will be unable to reach a required majority vote to approve certain Fund governance and management matters critical to the continued ordinary operations of the Fund, including the approval of the continuance of the Fund’s existing investment advisory agreement or the approval of a new advisory agreement prior to the expiration of the current one-year term of the existing advisory agreement in [March] 2025. This situation may also result in a material increase in expenses borne by Fund shareholders. For instance, the members of the Board have retained separate counsel in connection with fund governance issues and have requested reimbursement under the Fund’s bye-laws for their counsel expenses.

The information contained in this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that Section or Sections 11 and 12(a)(2) of the Securities Act. The information contained in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.